Exhibit 10.351

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

The Board of Directors approved a revised non-employee directors’ compensation program for cash retainers on December 12, 2012. On January 24, 2013, the Board of Directors approved revisions to the equity portion of the compensation program, subject to stockholder approval at the 2013 Annual Meeting of Stockholders.

Cash Retainers

The cash retainer portion of the revised compensation program was effective for non-employee directors beginning January 1, 2013.

Each non-employee director receives an annual cash retainer in the amount of $100,000. In addition, the Chair of the Audit Committee receives a supplemental annual cash retainer of $25,000 and each other member of the Audit Committee receives a supplemental annual cash retainer of $10,000. The Chairs of the Compensation Committee, Nominating and Governance Committee and Risk Committee each receive a supplemental annual cash retainer of $15,000. Each other member of the Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee receives a supplemental annual cash retainer of $5,000. There are no fees paid for attendance at board or committee meetings.

The board retains the discretion to establish special committees in the future and to pay a special retainer to the Chair and the members of any such special committee.

Equity Grants

Subject to stockholder approval at the 2013 Annual Meeting of Stockholders, each non-employee director would receive an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $140,000. The equity grants would be 50 percent in stock options and 50 percent in restricted shares.

In the event a new non-employee director is elected to the board during the year, a pro-rata retainer amount would be granted to that individual.

Pursuant to the 2013 Stock Incentive Plan that is subject to approval by stockholders at the 2013 Annual Meeting of Stockholders, the equity grants would vest 25% on the first anniversary of the date of grant, 50% on the second anniversary of the date of grant and 100% on the third anniversary of the date of grant.